Exhibit 99.1

                                                                  PRESS RELEASE
                                                     Contact: Martin J. Landon
                                                                (210) 255-6494

                                                         Elliot Sloane - Media
                                                              Sloane & Company
                                                                (212) 446-1860


                            Kinetic Concepts, Inc.
                         Announces New General Counsel


San Antonio, Texas, March 3, 2005 -- Kinetic Concepts, Inc. (NYSE:KCI), today announced the appointment of Stephen D. Seidel as General Counsel and Secretary, effective April 1, 2005. Mr. Seidel served for the last eight years as Managing Director of Cox Smith Matthews Incorporated, a business and litigation law firm based in San Antonio, Texas, with 115 attorneys and more than 200 total employees. While there, Mr. Seidel served KCI as lead outside counsel in a variety of commercial transactions and securities offerings. Mr. Seidel is a graduate of Texas A&M University and received his law degree from the University of Houston.

KCI also announced that Dennis E. Noll, former General Counsel and Secretary, will remain with the Company as Vice President, Community Affairs and will continue to oversee certain existing litigation activities.

"We are very excited about Steve's addition to the KCI team," said Dennert O. Ware, President and Chief Executive Officer of KCI. " I would also like to express our sincere appreciation to Dennis for his valued contributions over the past decade. We look forward to the future contributions of these two fine professionals."

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces. The Company designs, manufactures, markets and services a wide range of proprietary products that can significantly improve clinical outcomes while reducing the overall cost of patient care by accelerating the healing process or preventing complications. The Company's advanced wound care systems incorporate our proprietary Vacuum Assisted Closure(R), or V.A.C.(R), technology, which has been clinically demonstrated to promote wound healing and reduce the cost of treating patients with serious wounds. The Company's therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address complications associated with immobility and obesity, such as pressure sores and pneumonia. The Company has an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings including acute care hospitals, extended care facilities and patients' homes both in the United States and abroad.